 Exhibit 99.1

FASTFUNDS FINANCIAL CORPORATION

For Immediate Release	For Further Information Contact:
March 5, 2013	Henry Fong
561-514-9042

FASTFUNDS FINANCIAL CORPORATION ACQUIRES EXCLUSIVE MORTGAGE SERVICING RIGHTS FOR INNOVATIVE NEW MORTGAGE PRODUCT REQUIRING NO CREDIT VERIFICATION

WEST PALM BEACH, Florida, March 5, 2013 – FastFunds Financial Corporation (OTCQB: FFFC) announced today that its wholly-owned subsidiary, Net Life Financial Processing, Inc. has acquired the exclusive mortgage servicing rights for Net Life Financial Holdings, (“Net Life”) from the holder, a Florida Trust.

Net Life is a development stage enterprise that has developed and is offering an innovative new mortgage product that is not based on credit history (no doc) or personal guarantees (non-recourse). It is only secured by the underlying collateral and a life insurance policy on the borrower. Therefore, all that is required to qualify for a mortgage loan is qualifying for a life insurance policy, a down payment that usually amounts to 10% of the purchase price and verification that the borrower has the financial ability to pay the monthly payments. Net Life believes this mortgage product will be attractive to a wide spectrum of potential borrowers including:

·	first time homebuyers;
·	borrowers who have experienced prior financial difficulties such as foreclosures, bankruptcies, late payments or credit problems; are presently employed and whose current income would qualify for a mortgage loan; but who couldn't otherwise qualify; and
·	borrowers who may wish to bypass the traditional paperwork involved in the typical underwriting process but who would otherwise qualify.

Since its formation in 2012, Net Life has completed development of its mortgage product and conducted testing via a limited number of successful closings. Net Life is now developing plans for a national launch of its product line.

"We are excited to be on the forefront of launching this exciting new product and especially being on the servicing side where we can gain substantial benefit without the risk associated with traditional mortgage underwriting," stated Barry Hollander, acting Chief Executive Officer of FastFunds.

About FastFunds Financial Corporation

FastFunds Financial Corporation is a holding company that is publicly traded on the Over-the-Counter QB under the symbol "FFFC." The Company currently operates in the financial services industry segment with a single credit card services portfolio. The Company is currently seeking new business opportunities to diversify and complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities for our stockholders.

About Net Life

Net Life Financial Holdings, a development stage enterprise was formed in 2012, and has developed unique financial products principally for the mortgage industry.